Exhibit 99.1

TCP Announces Resignation of K.R. “Kaj” den Daas as CEO and Appointment of
Brian Catlett as Interim CEO; Provides Update on Audit Committee Investigation

AURORA, Ohio - August 10, 2016 - TCP International Holdings Ltd. (NYSE: TCPI), a leading global manufacturer and distributor of energy efficient lighting technologies, today announced that Chief Executive Officer K.R. “Kaj” den Daas has resigned for personal reasons, effective October 3, 2016.

The Board of Directors named Brian Catlett, currently Chief Financial Officer, as interim CEO and Zachary Guzy, currently the Company’s Global Corporate Controller, as interim CFO, as of October 3. The Board will engage a national search firm to identify qualified candidates for the CEO position.

“We appreciate the stable leadership Kaj has provided during his tenure with TCP and thank him for his many efforts in building and maintaining our business and vendor and customer relationships during a particularly challenging time for the Company,” said Lead Director Ralph Della Ratta Jr. “We believe that Kaj’s efforts have been instrumental in positioning us for future growth.”

Mr. den Daas, a Dutch native who came out of retirement to become CEO on June 30, 2015, informed the Board that he intends to return to Europe to be closer to his family in the Netherlands. His resignation is unrelated to the Audit Committee investigation underway since late last year.

“I have enjoyed the opportunity to work with the talented and hardworking team at TCP, and I am proud of where we have positioned the Company in the marketplace,” said Mr. den Daas. “However, I feel that stepping down at this time is something that I must do for my family.”
Mr. Catlett has served as Chief Financial Officer since January 2014 after serving as Senior Vice President of Global Finance since 2012. He has served in various executive capacities for over 25 years, including chief financial officer and managing partner of a private equity fund. From 2004 until 2012, Mr. Catlett was a partner in Consumer Innovation Partners, a consumer products private equity fund. He holds a bachelor’s degree in Business Administration from the University of Iowa.

Mr. Guzy, who has served as Global Corporate Controller since June 2012, is responsible for directing the Company’s global accounting activities, including SEC reporting and the relationship with external auditors. He holds a bachelor’s degree in Accountancy from Miami University and is a certified public accountant.

Separately, the Audit Committee of the Board of Directors stated that it is in the process of obtaining what it believes are the last pieces of information from banks in China and Hong Kong necessary to allow it to complete its investigation into certain payments made by the Company’s Chairman, Ellis Yan, and into potential related party transactions involving Ellis Yan and the Company’s Vice Chairman, Solomon Yan. Pending the review of this information, the Audit Committee anticipates completing its investigation by the end of September 2016.

Based upon the investigative procedures to date, the Company has not identified any material adjustments to its financial results. However, the investigation is still ongoing and there can be no assurance that material adjustments to previously issued financial statements will not be required. The Company is taking the actions necessary to enable it to complete its financial statements and prepare its delinquent reports as soon as practical once it has obtained the necessary information to issue its financial statements.

At present, the Company is unable to state when it will be in a position to issue its financial statements for the three and nine months ended September 30, 2015, the fiscal year ended December 31, 2015, the three months ended March 31, 2016, or the three and six months ended June 30, 2016. It is also is unable to state when it will be able to regain compliance with its SEC reporting obligations. TCP’s common shares may be subject to delisting by the New York Stock Exchange if it does not regain compliance with its obligations by September 30, 2016. The Company does not believe that it will be able to regain compliance by that date, and intends to request a further extension from the New York Stock Exchange. Under applicable New York Stock Exchange rules, the date by which the Company would have to be compliant with its reporting obligations could be extended until no later than November 24, 2016.

About TCP
TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP’s extensive product offerings include LED and CFL lamps and fixtures and other energy efficient lighting products. TCP has the largest combined number of LED and CFL ENERGY STAR® compliant lighting products. TCP’s products are currently offered through thousands of retail and C&I distributors. Since TCP's inception, it has sold more than one billion energy efficient lighting products. For more information, visit http://www.tcpi.com.

Forward Looking Statements
Certain statements in this release may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. Forward looking statements in this press release include, but are not limited to, the Company’s expectations regarding its future profitability, its ongoing Audit Committee investigation and its ability to comply with SEC reporting obligations and New York Stock Exchange listing requirements. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While TCP believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein. Such forward-looking statements are made only as of the date of this release. TCP expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or changes in events, conditions or circumstances on which any statement is based.

Contacts
Brian Catlett
Chief Financial Officer
330-954-7689
ir@tcpi.com

Mike Funari
Sapphire Investor Relations, LLC
617-542-6181
ir@tcpi.com